Exhibit 99.1

News Release

For Release: April 27, 2011	Contact:	Dale C. Davies Michael Obertop 636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS FIRST QUARTER 2011 RESULTS
St. Charles, MO, April 27, 2011 — American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its first quarter 2011 financial results.
First Quarter Highlights
•	Manufacturing Operations revenues for the first quarter of 2011 were $68.7 million as compared to $35.6 million for the first quarter of 2010.
•	Railcar shipments for the first quarter of 2011 were approximately 670 railcars as compared to approximately 340 railcars for the same period in 2010.
•	Gross profit was $4.9 million for the first quarter of 2011 as compared to $1.0 million for the same period in 2010.
•	Adjusted EBITDA was $3.7 million for the first quarter of 2011 as compared to an Adjusted EBITDA loss of $0.3 million for the same period in 2010.
•
The Company’s backlog increased to approximately 5,630 railcars at March 31, 2011 from approximately 1,050 at December 31, 2010. The Company’s backlog at March 31, 2011 includes approximately 280 railcars for lease.

Message from our President and CEO
“I am excited to announce that both our revenues and shipments increased in the first quarter of 2011 as compared to the same period in 2010. Industry reports show that railcar loadings have increased and a significant number of stored railcars have returned to service indicating that the railcar industry continues to gain momentum. In turn, we received orders for over 5,000 railcars during the first three months of 2011,” said James Cowan, President and CEO of ARI. “Our railcar services segment also reported strong results with revenues of $16.1 million and a gross profit margin of almost 18% for the first quarter of 2011.”
Discussion of Results
For the three months ended March 31, 2011, revenues were $84.8 million as compared to $52.3 million for the three months ended March 31, 2010. Revenues increased primarily due to an increase in railcar shipments, partially offset by a decrease in railcar services revenues. The decrease in railcar services revenues was primarily attributable to a reduction in railcar repair projects performed at the Company’s railcar manufacturing facilities.
EBITDA, adjusted to exclude investment activity and stock based compensation (Adjusted EBITDA), was $3.7 million in the first quarter of 2011 compared to an Adjusted EBITDA loss of $0.3 million in the first quarter of 2010. The increase resulted primarily from an increase in revenues, an increase in gross profit margin and a decrease in selling, administrative and other costs, exclusive of stock based compensation. The Company’s gross profit margin increase is primarily attributable to strong volumes and a good mix of work for both the manufacturing operations and railcar services segments. Selling, administrative and other costs decreased primarily due to a decrease in incentive compensation. These decreases were partially offset by an increase in losses from our joint ventures. The increase in joint venture losses was primarily attributable to an increase in our axle joint venture losses and the losses of our Indian joint venture. A reconciliation of the Company’s net loss to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
The Company reported a net loss of $5.3 million or $0.25 per share for the first quarter of 2011 as compared to a net loss of $7.0 million or $0.33 per share for the same period in 2010. The Company’s net loss decreased due to the factors mentioned above and a decrease in net interest expense.

ARI will host a webcast and conference call on Thursday, April 28, 2011 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2011 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877.745.9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
American Railcar Industries, Inc. is a leading North American designer and manufacturer of hopper and tank railcars. ARI also leases, repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding potential improvements in our business and the overall railcar industry, the potential for increased order activity, anticipated future production rates, the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Other potential risks and uncertainties include, among other things: the impact of the recent economic downturn, adverse market conditions and restricted credit markets, and the impact of the continuation of these conditions; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; the health of and prospects for the overall railcar industry; our prospects in light of the cyclical nature of the railcar manufacturing business and the current economic environment; anticipated trends relating to our shipments, leasing, revenues, financial condition or results of operations; our ability to manage overhead and production slowdowns; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; anticipated production schedules for our products and the anticipated financing needs, construction and production schedules of our joint ventures; the risks associated with potential joint ventures, potential acquisitions or new business endeavors; the international economic and political risks related to our joint ventures’ current and potential international operations; the risk of the lack of acceptance of new railcar offerings by our customers and the risk of initial production costs for our new railcar offerings being significantly higher than expected; the sufficiency of our liquidity and capital resources; the conversion of our railcar backlog into revenues; compliance with covenants contained in our unsecured senior notes; the impact and anticipated benefits of any acquisitions we may complete; the impact and costs and expenses of any litigation we may be subject to now or in the future; the ongoing benefits and risks related to our relationship with Mr. Carl Icahn (the chairman of our board of directors and, through his holdings of Icahn Enterprises LP, our principal beneficial stockholder) and certain of his affiliates; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of
	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$314,225	$318,758
Accounts receivable, net	19,603	21,002
Accounts receivable, due from related parties	2,539	4,981
Income taxes receivable	14,806	14,939
Inventories, net	59,069	50,033
Deferred tax assets	2,599	3,029
Prepaid expenses and other current assets	3,751	2,654

Total current assets	416,592	415,396

Property, plant and equipment, net	176,379	181,255
Deferred debt issuance costs	1,797	1,951
Interest receivable, due from related parties	228	187
Goodwill	7,169	7,169
Investments in and loans to joint ventures	46,545	48,169
Other assets	282	240

Total assets	$648,992	$654,367

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,560	$29,334
Accounts payable, due to related parties	883	275
Accrued expenses and taxes	6,063	5,095
Accrued compensation	14,554	11,054
Accrued interest expense	1,719	6,875

Total current liabilities	55,779	52,633

Senior unsecured notes	275,000	275,000
Deferred tax liability	4,287	7,938
Pension and post-retirement liabilities	6,370	6,707
Other liabilities	4,277	4,313

Total liabilities	345,713	346,591

Commitments and contingencies

Stockholders’ equity:

Common stock, $.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding at March 31, 2011 and 21,316,296 shares issued and outstanding at December 31, 2010	214	213
Additional paid-in capital	239,608	238,947
Retained earnings	61,880	67,209
Accumulated other comprehensive income	1,577	1,407

Total stockholders’ equity	303,279	307,776

Total liabilities and stockholders’ equity	$648,992	$654,367

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

Revenues:
Manufacturing operations (including revenues from affiliates of $1,221 and $12,575 for the three months ended March 31, 2011 and 2010, respectively)	$68,696	$35,635

Railcar services (including revenues from affiliates of $5,537 and $2,841 for the three months ended March 31, 2011 and 2010, respectively)	16,147	16,676

Total revenues	84,843	52,311

Cost of revenues:
Manufacturing operations	(66,581)	(37,387)
Railcar services	(13,318)	(13,968)

Total cost of revenues	(79,899)	(51,355)
Gross profit	4,944	956

Selling, administrative and other (including costs to a related party of $145 and $154 for the three months ended March 31, 2011 and 2010, respectively)	(6,882)	(6,087)

Loss from operations	(1,938)	(5,131)

Interest income (including income from related parties of $679 and $607 for the three months ended March 31, 2011 and 2010, respectively)	916	730
Interest expense	(5,335)	(5,321)

Other income (including income from a related party of $4 for both the three months ended March 31, 2011 and 2010)	4	85
Loss from joint ventures	(2,242)	(1,782)

Loss before income taxes	(8,595)	(11,419)
Income tax benefit	3,266	4,396

Net loss	$(5,329)	$(7,023)

Net loss per common share — basic and diluted	$(0.25)	$(0.33)
Weighted average common shares outstanding — basic and diluted	21,349	21,302

Dividends declared per common share	$—	$—

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

Operating activities:
Net loss	$(5,329)	$(7,023)
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation	5,766	5,915
Amortization of deferred costs	175	175
Loss on disposal of property, plant and equipment	63	—
Stock based compensation	2,148	700
Change in interest receivable, due from related parties	(41)	(608)
Change in investments in joint ventures as a result of loss	2,242	1,782
Realized gain on short-term investments — available-for-sale securities	—	(81)
Deferred income taxes benefit	(3,224)	(4,423)
Recovery for doubtful accounts receivable	(46)	(26)
Changes in operating assets and liabilities:
Accounts receivable, net	1,455	(1,442)
Accounts receivable, due from related parties	2,446	(2,746)
Income taxes receivable	133	304
Inventories, net	(9,014)	(1,617)
Prepaid expenses	(1,095)	(54)
Accounts payable	3,221	1,259
Accounts payable, due to related parties	609	(119)
Accrued expenses and taxes	(2,877)	(4,960)
Other	(559)	(744)

Net cash used in operating activities	(3,927)	(13,708)
Investing activities:
Purchases of property, plant and equipment	(729)	(1,491)
Sale of short-term investments — available-for-sale securities	—	1,832
Investments in and loans to joint ventures	(639)	(10,205)

Net cash used in investing activities	(1,368)	(9,864)
Financing activities:
Proceeds from stock option exercises	756	—

Net cash provided by financing activities	756	—

Effect of exchange rate changes on cash and cash equivalents	6	5

Decrease in cash and cash equivalents	(4,533)	(23,567)
Cash and cash equivalents at beginning of period	318,758	347,290

Cash and cash equivalents at end of period	$314,225	$323,723

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three months ended
	March 31,
	2011	2010

Net loss	$(5,329)	$(7,023)
Income tax benefit	(3,266)	(4,396)
Interest expense	5,335	5,321
Interest income	(916)	(730)
Depreciation	5,766	5,915

EBITDA	$1,590	$(913)

Expense related to stock appreciation rights compensation [1]	2,148	700
Other income on short-term investment activity	—	(81)

Adjusted EBITDA	$3,738	$(294)

[1]	SARs are cash settled at time of exercise
EBITDA represents net loss before income tax benefit, interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net loss, cash flows used in operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before stock based compensation expense related to stock appreciation rights (SARs), and before income on investments. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance, and management also uses Adjusted EBITDA for that purpose. Our SARs (which settle in cash) are revalued each quarter based primarily upon changes in our stock price. Management believes that eliminating the expense or income associated with our stock based compensation and investments allows us and our investors to understand better our operating results independent of financial changes caused by the fluctuating price and value of our common stock and investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net loss, cash flows used in operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.